AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1996

                                                     REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------



                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------


                            PARKWAY PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

             MARYLAND                                        74-2123597
   (State or other jurisdiction                           (I.R.S. Employer
    of incorporation or organization)                    Identification No.)

                              300 ONE JACKSON PLACE
                             188 EAST CAPITOL STREET
                         JACKSON, MISSISSIPPI 39201-2195
                                 (601) 948-4091
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                    STEVEN G. ROGERS, DIRECTOR, PRESIDENT AND
                             CHIEF OPERATING OFFICER
                              300 ONE JACKSON PLACE
                             188 EAST CAPITOL STREET
                         JACKSON, MISSISSIPPI 39201-2195
                                 (601) 948-4091
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           ---------------------------

                                   Copies to:

                             JOSEPH P. KUBAREK, ESQ.
                        JAECKLE FLEISCHMANN & MUGEL, LLP
                             800 FLEET BANK BUILDING
                                12 FOUNTAIN PLAZA
                             BUFFALO, NEW YORK 14202
                                 (716) 856-0600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO A DIVIDEND OR INTEREST REINVESTMENT PLAN, PLEASE CHECK THE FOLLOWING BOX. [ ]

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OTHER THAN THE SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                              PROPOSED
                                                                               MAXIMUM
                                                                              AGGREGATE                   AMOUNT OF
             TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED         OFFERING PRICE(1)(2)           REGISTRATION FEE
             --------------------------------------------------         --------------------           ----------------
SHARES OF COMMON STOCK(3).............................................
PREFERRED SHARES(4)...................................................

DEPOSITARY SHARES REPRESENTING PREFERRED SHARES(5)....................      $100,000,000
DEBT SECURITIES(6)....................................................
TOTAL.................................................................      $100,000,000                 $30,303 (7)
=======================================================================================================================

(1) In no event will the aggregate maximum offering price of all securities registered under this Registration Statement exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) The proposed maximum offering price (a) has been omitted pursuant to Instruction II.D. of Form S-3 and (b) will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(3) Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of common stock, $0.001 par value per share ("Common Stock"), as may be sold, from time to time, by Parkway Properties, Inc. ("Parkway"). There is also being registered hereunder an indeterminate number of shares of Common Stock that may be issued upon conversion of Preferred Shares or Depositary Shares registered hereunder.

(4) Subject to footnote (1), there is being registered hereunder an indeterminate number of Preferred Shares as may be sold, from time to time, by Parkway.

(5) To be represented by Depositary Receipts representing an interest in all or a specified portion of Preferred Shares.

(6) Subject to footnote (1), there is being registered hereunder an indeterminate number of Debt Securities as may be sold from time to time by Parkway.

(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

=======================================================================================================================

                                EXPLANATORY NOTE

                  This Registration Statement relates to securities which may be offered from time to time by Parkway Properties, Inc. ("Parkway"). This Registration Statement contains a form of basic prospectus (the "Basic Prospectus") relating to Parkway which will be used in connection with an offering of securities by Parkway. The specific terms of the securities to be offered will be set forth in a prospectus supplement relating to such securities (the "Prospectus Supplement").

            INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1996

                                   PROSPECTUS

                                  $100,000,000
                         COMMON STOCK, PREFERRED SHARES,
                              DEPOSITARY SHARES AND
                                 DEBT SECURITIES
                         _____________________________

                   Parkway Properties, Inc. ("Parkway") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.001 per share (the "Common Stock"); (ii) its preferred shares (the "Preferred Shares"); (iii) Preferred Shares represented by depositary shares (the "Depositary Shares"); and (iv) unsecured convertible debt securities ("Debt Securities"), with an aggregate public offering price of up to $100,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Shares, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

                  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, any public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Shares represented by each such Depository Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of Parkway or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of Parkway as a real estate investment trust ("REIT") for federal income tax purposes.

                  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

                  SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING WHETHER TO MAKE AN INVESTMENT IN THE SECURITIES DESCRIBED HEREIN.

                  The Securities may be offered directly, through agents designated from time to time by Parkway, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.
                           _________________________

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           _________________________

                  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                           _________________________

                  The date of this Prospectus is_________________________, 1996.

                              AVAILABLE INFORMATION

                  Parkway is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by Parkway may be inspected at, and, upon payment of the SEC's customary charges, copies obtained from, the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the SEC's regional offices in New York, New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). The SEC maintains a Web site (http://www.sec.gov) that also contains reports, proxy statements and other information concerning Parkway. In addition, the Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PKY" and can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                  Parkway has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Securities. This Prospectus constitutes the Prospectus of Parkway, filed as part of the Registration Statement. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the SEC noted above, and copies of which can be obtained from the SEC at prescribed rates as indicated above.

                  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PARKWAY. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  Incorporated into this Prospectus by reference are the documents listed below filed by Parkway or its predecessor, The Parkway Company, under the Exchange Act. Copies of any such documents, other than exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of such person from Parkway, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Chief Financial Officer, telephone number
(601) 948-4091.

                  The following documents or portions thereof are hereby incorporated into this Prospectus by reference:

                  1. The Parkway Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 (Commission File No. 0-12505).

                  2. The Parkway Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996 (Commission File No. 0-12505).

                  3. The Parkway Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996 (Commission File No. 0-12505), as amended by Form 10-QSB/A dated August 30, 1996.

                  4. The Parkway Company's Current Report on Form 8-K/A dated March 1, 1996 (Commission File No. 0-12505).

                  5. The Parkway Company's Current Report on Form 8-K dated April 15, 1996 (Commission File No. 0-12505).

                  6. The Parkway Company's Current Report on Form 8-K dated May 31, 1996 (Commission File No. 0-12505).

                  7. The Parkway Company's Current Report on Form 8-K dated June 14, 1996 (Commission File No. 0-12505).

                  8. The Parkway Company's Proxy Material for its Annual Meeting of Shareholders held on July 18, 1996 (Commission File No. 0-12505).

                  9. The Parkway Company's Current Report on Form 8-K/A dated June 28, 1996 (Commission File No. 0-12505).

                  10. The Parkway Company's Current Report on Form 8-K dated July 9, 1996 (Commission File No. 0-12505).

                  11. Parkway Properties, Inc.'s Current Report on Form 8-K dated August 2, 1996 (Commission File No. 1-11533).

                  12. Parkway Properties, Inc.'s Current Report on Form 8-K dated August 9, 1996 (Commission File No. 1-11533).

                  13. Parkway Properties, Inc.'s Current Report on Form 8-K/A dated August 30, 1996 (Commission File
                           No. 1-11533).

                  14. Parkway Properties, Inc.'s Current Report on Form 8-K dated September 30, 1996 (Commission
                           File No. 1-11533).

                  15. Parkway Properties, Inc.'s Current Report on Form 8-K/A dated October 22, 1996 (Commission File
                           No. 1-11533).

                  16. Parkway Properties, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996 (Commission File No. 1-11533).

                                                 TABLE OF CONTENTS

                                                                            PAGE

THE COMPANY..................................................................  1
          Organization.......................................................  1
          Operating Strategy.................................................  1
          Possible Election of REIT Status...................................  2

RISK FACTORS.................................................................  3
          Risks Associated with Indebtedness.................................  3
          Risks of Real Estate Ownership.....................................  3
          Tax Risks Associated with Potential REIT Election..................  4
          Limitation on Net Operating Loss Carryforwards.....................  5
          Tenant Defaults....................................................  5
          Americans with Disabilities Act....................................  6
          Risk of Catastrophic Loss..........................................  6
          Possible Environmental Liabilities.................................  6
          Competition........................................................  7
          Risk of Acquisitions...............................................  7
          Possible Ownership Restrictions....................................  8

RATIO OF EARNINGS TO FIXED CHARGES...........................................  8

USE OF PROCEEDS..............................................................  9

DESCRIPTION OF DEBT SECURITIES...............................................  9
          General ...........................................................  9
          Denominations, Interest, Registration and Transfer................. 13
          Merger, Consolidation or Sale...................................... 14
          Certain Covenants.................................................. 15
          Events of Default, Notice and Waiver............................... 16
          Modification of the Indenture...................................... 18
          Discharge, Defeasance and Covenant Defeasance...................... 21
          Conversion Rights.................................................. 23
          Global Securities.................................................. 24

DESCRIPTION OF PREFERRED SHARES.............................................. 24
          General ........................................................... 24
          Terms   ........................................................... 24
          Rank    ........................................................... 26
          Dividends.......................................................... 26
          Redemption......................................................... 27
          Liquidation Preference............................................. 29
          Voting Rights...................................................... 30

                                                                            PAGE

          Conversion Rights.................................................. 31
          Shareholder Liability.............................................. 32
          Restrictions on Ownership.......................................... 32
          Registrar and Transfer Agent....................................... 32

DESCRIPTION OF DEPOSITARY SHARES............................................. 32
          General ........................................................... 32
          Dividends and Other Distributions.................................. 33
          Withdrawal of Stock................................................ 33
          Redemption of Depositary Shares.................................... 34
          Voting of the Preferred Shares..................................... 34
          Liquidation Preference............................................. 35
          Conversion of Preferred Shares..................................... 35
          Amendment and Termination of a Deposit Agreement................... 36
          Charges of a Preferred Shares Depositary........................... 36
          Resignation and Removal of Depositary.............................. 37
          Miscellaneous...................................................... 37

DESCRIPTION OF COMMON STOCK.................................................. 38
          General ........................................................... 38
          Provisions of Parkway's Articles of Incorporation and Bylaws....... 38
          Other Matters...................................................... 39
          Restrictions on Transfer........................................... 39

FEDERAL INCOME TAX CONSIDERATIONS............................................ 41
          Introductory Notes................................................. 41
          Taxation of the Company............................................ 42
          Taxation of Stockholders........................................... 46

PLAN OF DISTRIBUTION......................................................... 47

EXPERTS   ................................................................... 49

LEGAL MATTERS................................................................ 49

                                   THE COMPANY

ORGANIZATION

                  Parkway Properties, Inc. ("Parkway") was incorporated under the laws of the State of Maryland on May 17, 1996. Formed as a wholly-owned subsidiary of The Parkway Company, a Texas corporation, Parkway merged with The Parkway Company on August 2, 1996 (the "Merger") pursuant to the Agreement and Plan of Merger dated July 17, 1996 by and between Parkway and The Parkway Company. As a result of the Merger, Parkway succeeded to the business and operations of The Parkway Company. Additionally, on August 22, 1996 shares of common stock, par value $0.001 per share of Parkway ("Common Stock") became listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PKY." Prior to this date, the Common Stock had been listed on the NASDAQ National Market under the symbol "PKWY."

                  Parkway's offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is
(601) 948-4091.

OPERATING STRATEGY

                  Parkway is a full service, self-managed real estate investment company specializing primarily in the ownership, management and leasing of office properties in the southeast and southwest United States (particularly the states of Mississippi, North Carolina, Georgia, Texas and Virginia). Parkway seeks investments where the expertise of Parkway's management can add value through direct asset and/or property management, a "hands-on" operating philosophy and Parkway's liquidity and financial strength. Parkway owns a portfolio of income producing real estate properties. At October 31, 1996, Parkway owned or had an interest in 17 office buildings in eight states with an aggregate of approximately 1,971,000 square feet of leasable space.

                  Through its wholly-owned subsidiary, Eastover Realty Corporation ("Eastover Realty"), Parkway is also involved in the management of commercial properties for which it receives management fees. Eastover Realty currently manages and leases a portfolio of approximately 1,635,000 square feet of office and industrial space. Eastover Realty also performs brokerage services to third parties on a commission basis. Eastover Realty manages Parkway's office buildings in Jackson, Mississippi.

                  In addition to direct real estate acquisitions, Parkway's investment strategy has also historically included the consummation of business combination transactions with other public real estate and financial companies which Parkway deemed to be undervalued. Since

1979, Parkway has completed eight such business combinations. Most recently, Parkway acquired First Continental Real Estate Investment Trust effective May 10, 1994, Congress Street Properties, Inc. effective November 29, 1994 and EB, Inc. effective April 27, 1995. As a result of these various business combinations, Parkway has acquired a portfolio of non-core real estate assets, securities and mortgage loans, which it is proceeding to liquidate.

POSSIBLE ELECTION OF REIT STATUS

                  Parkway presently pays virtually no federal income taxes ($64,000 in 1995) because net operating losses ("NOLs") shelter most of Parkway's income from such taxes. However, the increase in the number of outstanding shares of Common Stock which resulted from the completion of the private placement of shares of Common Stock in June 1996 and Parkway's recent mergers have caused the use of Parkway's NOLs to be significantly limited in any one year. Accordingly, subject to further analysis, Parkway intends to elect to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for the taxable year beginning January 1, 1997, which will allow Parkway to be generally exempt from federal income taxes even if its NOLs are limited or exhausted providing it makes sufficient distributions to its stockholders. Parkway and its advisors are presently examining Parkway's assets, sources of revenue and operating history to determine if Parkway will be eligible to be taxed as a REIT and the steps that need to be taken for Parkway to qualify as a REIT under the Code. However, the examination is ongoing and there can be no assurance whether a REIT election can or will be made. See "Risk Factors--Tax Risks Associated with Potential REIT Election."

                                  RISK FACTORS

                  An investment in the Securities involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus before making a decision to purchase any Securities.

RISKS ASSOCIATED WITH INDEBTEDNESS

                  Although Parkway intends to maintain what it believes to be acceptable leverage, there are no formal limits on the amount of indebtedness that Parkway may incur. Furthermore, certain of Parkway's indebtedness have variable interest rates which may rise if the level of interest rates in general increases. Parkway intends to repay amounts drawn under its line of credit with Deposit Guaranty National Bank which can be used only to purchase income producing real property (the "Acquisition Line of Credit"), with funds obtained from the sale of the Securities, fixed rate financing secured by the buildings purchased with the Acquisition Line of Credit or with cash available from operations and proceeds from the sale of non-core assets. There can be no assurance that such fixed rate financing will be available or available on acceptable terms, or that non-core assets will be sold to purchase office properties or repay debt, and in the event variable rate debt remains outstanding, any increase in interest rates could have a material adverse impact on Parkway's financial results.

RISKS OF REAL ESTATE OWNERSHIP

                  Parkway's assets primarily consist of equity investments in office buildings and other types of real property. As a result, stockholders of Parkway are subject to the risks inherent in the ownership and management of real property owned by Parkway. These risks include, among others: adverse changes in general or local economic conditions; adverse changes in interest rates and in the availability of permanent mortgage financing which may render the acquisition, sale or refinancing of properties difficult or unattractive; existing law, rules and regulations and judicial decisions regarding liability for a variety of potential problems related to real estate generally; adverse changes in real estate, zoning, environmental or land-use laws; increases in real property taxes and federal or local economic or rent controls; other governmental rules; increases in operating costs and the need for additional capital and tenant improvements; the cash demands of tenant improvements and leasing commission obligations; the supply of and demand for properties; possible insolvencies and other material defaults by tenants; overbuilding in certain markets; ability to obtain or maintain full occupancy of properties or to provide for adequate maintenance or insurance; the presence of hazardous waste materials; mechanics liens resulting from construction; property related claims and litigation;

fiscal policies; and acts of God. The illiquidity of real estate investments generally impairs the ability of real estate owners to respond quickly to changed circumstances.

                  Additionally, a substantial percentage of Parkway's properties are located in the southeast and southwest United States (particularly the states of Mississippi, North Carolina, Georgia, Texas and Virginia) and such properties consist predominantly of office properties. Parkway's performance, therefore, will be linked to economic conditions in the southeast and southwest United States as well as the market for office space generally. To the extent that these conditions impact the market rents for office space, they could have an adverse effect on the financial performance of Parkway and result in a reduction of net income, funds from operations and cash available for distribution.

                  Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs and the cash demands of tenant improvements and leasing commission obligations) are generally not reduced when circumstances cause a reduction in rental revenues from the property. In addition, real estate values and yields from investments in properties may also be affected by such factors as conditions in financial markets, environmental conditions and compliance with laws. If large numbers of vacancies occur in Parkway's office properties, Parkway may be required to make significant expenditures for marketing, tenant improvements and leasing commissions in connection with attracting new tenants for such vacant space. Any of these factors may adversely affect Parkway's net income, funds from operations and cash available for distribution.

TAX RISKS ASSOCIATED WITH POTENTIAL REIT ELECTION

                  Subject to its eligibility to do so, Parkway intends to elect to qualify as a REIT under the Code in order to qualify for the tax benefits of such a classification. No assurance can be given that Parkway will be eligible to make such election, and, if it does, that all benefits potentially arising from such an election will be realized. Among the risk factors to be considered in this context are the following:

                  Earnings and Profits Calculation. In order to elect REIT status, Parkway cannot have earnings and profits which have been generated during years in which Parkway was not qualified as a REIT. For this purpose, under the Code, earnings and profits of companies which have been acquired by Parkway and the earnings and profits of any of Parkway's subsidiaries are included in calculating Parkway's earnings and profits account. The determination of the earnings and profits account of a company is a highly technical and complex undertaking. Parkway's predecessor, The Parkway Company, was organized in 1971 and over the years has acquired several companies. In calculating the earnings and profits account, studies have been undertaken of not only Parkway's earnings and profits history, but also the history of all acquired companies. Based on these studies, and on its estimate of earnings and profits for the period ending December 31, 1996, Parkway believes that it will have no positive accumulated earnings and profits on January 1, 1997, the anticipated effective date of its REIT election. In the event its earnings and profits account is positive, Parkway will be required to distribute dividends sufficient to reduce that account to zero prior to the end of the first taxable year in which Parkway's election of REIT status under the Code becomes effective. Any determination made by Parkway with respect to its earnings and profits account is not binding on the Internal Revenue Service (the "Service"). In the event the Service were to successfully challenge Parkway's calculation of earnings and profits, a possible outcome of such challenge could be the termination of Parkway's status as a REIT (in the event of its future election to be qualified as a REIT), and the payment of corporate level income tax on its taxable income. See "Federal Income Tax Considerations--Taxation of the Company."

                  Possible Restructuring. In order to qualify as a REIT, Parkway must restructure both the manner in which it owns certain of its assets and its active business operations. Because no assurance can be given that REIT status will be obtained, it is possible that the substantial costs incurred and the operating structures adopted in anticipation of such election will not result in the benefits intended.

LIMITATION ON NET OPERATING LOSS CARRYFORWARDS

                  For federal income tax purposes, Parkway has approximately $8,520,000 of NOLs as of September 30, 1996. In addition to its own NOLs, two of Parkway's subsidiaries have NOLs of approximately $23,500,000 in the aggregate. Parkway estimates that approximately $10,440,000 of the NOLs of these subsidiaries will be available, on a limited basis, for use by Parkway after application of certain restrictions under the Code. As a consequence of the issuances of shares in business combination transactions and for cash, the ability of Parkway to apply NOLs to offset its taxable income is significantly limited and Parkway may be required to pay federal income tax on a portion of its income unless it is able to elect to qualify as a REIT, in which case the rules relating to taxation of REITs would apply.

TENANT DEFAULTS

                  A substantial part of Parkway's revenues and income are derived from rental income from real property. Consequently, Parkway's ability to make expected distributions to stockholders would be adversely affected if a significant number of tenants failed to meet their lease obligations. In the event of a default by a tenant, Parkway may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the net income, funds from operations and cash available for distribution of Parkway. If a tenant rejects its lease pursuant to applicable bankruptcy laws, Parkway's claim for breach of the lease in excess of any applicable security deposit would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payment or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).

AMERICANS WITH DISABILITIES ACT

                  Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the public accommodations provision of the ADA could require the removal of access barriers, and noncompliance could result in the imposition of fines or awards of damages. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on Parkway, such costs could be substantial. Parkway has not undertaken ADA studies of all of its properties and, as to those properties with respect to which Parkway has not undertaken ADA studies, possible costs of compliance could arise.

RISK OF CATASTROPHIC LOSS

                  Parkway has obtained or has caused its tenants to obtain, commercial general liability, fire and extended coverage insurance with respect to its properties, of the types and in the amounts which management believes are customarily obtained for similar properties. There are, however, certain types of losses (generally of a catastrophic nature, such as earthquakes, floods and wars) that may be either uninsurable or not economically insurable. Should such an uninsured loss occur, Parkway could lose both its invested capital and anticipated profits relating to such property.

POSSIBLE ENVIRONMENTAL LIABILITIES

                  Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to use such property as collateral in its borrowings. Management of Parkway is not aware of any environmental liability with respect to the properties that management believes would have a material adverse effect on Parkway's business, assets or results of operations. Phase I environmental audits have been conducted at each of the properties acquired by Parkway since June 1, 1995 and Parkway will perform such audits with respect to properties acquired in the future. No assurance can be given that there are no existing environmental liabilities with respect to any of Parkway's properties or that any prior owner of any such property did not create any material environmental condition not known to Parkway.

                  Asbestos was formerly used in commercial construction as a fireproofing and insulation material. Under certain circumstances, asbestos can become a hazard to the health of the occupants of buildings and it must be regularly monitored to ensure that it has not become a health hazard. Parkway is not aware of any material asbestos problems at the properties owned by Parkway, but is aware of asbestos at certain properties which secure mortgage loans owned by Parkway. The fact that asbestos is present in properties which are collateral for Parkway's loans could have an adverse effect on the value of Parkway's collateral. Further, there can be no assurance that asbestos problems do not exist at properties owned by Parkway. If there is asbestos in Parkway's properties (or in a property upon which Parkway forecloses) that requires removal or other remediation, the costs thereof could be substantial.

COMPETITION

                  All of the properties owned by Parkway are located in developed areas. There are numerous other office properties and real estate companies within the market area of each such property which will compete with Parkway for tenants and development and acquisition opportunities. The number of competitive office properties and real estate companies in such areas could have a material effect on (i) Parkway's ability to rent space at the properties, the amount of rents currently charged and tenant improvements and other tenant concessions required to lease the property; and (ii) development and acquisition opportunities. Parkway will compete for tenants and acquisitions with others who may have greater resources than Parkway. Furthermore, Parkway has more than one office building in certain markets (e.g., Jackson, Mississippi) and those buildings may compete against one another for the same tenants.

RISK OF ACQUISITIONS

                  Parkway has acquired 12 office properties since July 31, 1995 and is in the process of acquiring additional properties. Although Parkway believes it has sufficient management depth to take Parkway through this period of asset growth, there can be no assurance that Parkway will be able to assimilate the acquisitions into its portfolio without certain operating disruptions and unanticipated costs.

POSSIBLE OWNERSHIP RESTRICTIONS

                  The provisions of the Articles of Incorporation, as amended, of Parkway (the "Articles of Incorporation") provide that if a transfer of stock of Parkway or a change in the capital structure of Parkway would result in (i) any person (as defined in the Articles of Incorporation) directly or indirectly acquiring beneficial ownership of more than 9.8% of the equity securities of Parkway; (ii) the outstanding Common Stock and Preferred Shares (as defined under "Description of Preferred Shares") of Parkway being constructively or beneficially owned by fewer than 100 persons; or (iii) Parkway being "closely held" within the meaning of Section 856 of the Code, then: (A) any proposed transfer will be void ab initio and will not be recognized by Parkway; (B) Parkway will have the right to redeem the shares proposed to be transferred; and
(C) the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, the excess stock, par value $0.001 per share, of Parkway ("Excess Stock"), having no dividend or voting rights. Holders of Excess Stock do have certain rights in the event of any liquidation, dissolution or winding up of the corporation. The Articles of Incorporation further provide that the Excess Stock will be held by Parkway as trustee for the person or persons to whom the shares are ultimately transferred, until such time as the shares are retransferred to a person or persons in whose hands the shares would not be Excess Stock and certain price-related restrictions are satisfied. These provisions are designed to enable Parkway to meet the share ownership requirements applicable to REITs under the Code, but may also have an anti-takeover effect.

                       RATIO OF EARNINGS TO FIXED CHARGES

                  Parkway's ratio of earnings to fixed charges for the three months ended September 30, 1996 was 1.9, for the three months ended June 30, 1996 was 1.9, for the three months ended March 31, 1996 was 2.1, for the year ended December 31, 1995 was 1.4, for the six months ended December 31, 1994 was 1.4, for the year ended June 30, 1994 was 1.4, for the year ended June 30, 1993 was 1.1 and for the year ended June 30, 1992 was 0.61. There were Preferred Shares outstanding only for a portion of the three months ended September 30, 1996. Accordingly, the ratio of earnings to combined fixed charges and Preferred Shares dividends is identical to the ratio of earnings to fixed charges for all periods other than that ending September 30, 1996. For the three months ended September 30, 1996, the ratio of earnings to combined fixed charges and Preferred Shares dividends was 1.8.

                  For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations (net income or loss). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

                                 USE OF PROCEEDS

                  Parkway intends to use the net proceeds from the offering for working capital purposes including, without limitation, the acquisition and development of real estate properties, whether by acquisition of properties directly or through potential business combination transactions, and the repayment of debt. Pending application of the net proceeds, Parkway will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with Parkway's intention to qualify for taxation as a REIT. Such investments may include, for example, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

                         DESCRIPTION OF DEBT SECURITIES

                  The unsecured convertible debt securities ("Debt Securities") will be issued under an Indenture (the "Indenture"), between Parkway and a trustee (the "Trustee") chosen by Parkway and qualified to act as Trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

                  The Debt Securities will be direct, unsecured obligations of Parkway and will rank equally with all other unsecured and unsubordinated indebtedness of Parkway. At September 30, 1996, the total outstanding debt of Parkway was approximately $64,758,000, $ 6,836,000 of which was unsubordinated indebtedness and $57,922,000 of which was secured debt. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of Parkway or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series (Section 3.1).

                  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 6.8). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 6.9), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

                  Reference is made to the Prospectus Supplement relating to the series of Debt Securities offered thereby for the specific terms thereof, including:

                           (i)      the title of such Debt Securities;

                           (ii)     the aggregate principal amount of such Debt
Securities and any limit on such aggregate principal amount;

                           (iii)    the percentage of the principal amount at
which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

                           (iv)     the date or dates, or the method for
determining such date or dates, on which the principal of such Debt Securities will be payable;

                           (v)      the rate or rates (which may be fixed or
variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

                           (vi)     the date or dates, or the method for
determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

                           (vii)    the place or places where the principal of
(and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon Parkway in respect of such Debt Securities and the Indenture may be served;

                           (viii)   the period or periods within which, the
price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of Parkway, if Parkway is to have such an option;

                           (ix)     the obligation, if any, of Parkway to
redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

                           (x)      if other than U.S. dollars, the currency or
currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

                           (xi)     whether the amount of payments of principal
of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units of composite currency or currencies) and the manner in which such amounts shall be determined;

                           (xii)    the events of default or covenants of such
Debt Securities, to the extent different from or in addition to those described herein;

                           (xiii)   whether such Debt Securities will be issued
in certificated and/or book-entry form;

                           (xiv)    whether such Debt Securities will be in
registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

                           (xv)     the applicability, if any, of the
defeasance and covenant defeasance provisions described herein, or any modification thereof;

                           (xvi)    whether and under what circumstances Parkway
will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether Parkway will have the option to redeem such Debt Securities in lieu of making such payment;

                           (xvii)   with respect to any Debt Securities that
provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of Parkway), (a) the possible effects of such provisions on the market price of Parkway's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of Parkway to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions; (b) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (c) the existence of any limitations on Parkway's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

                  (xviii) any other terms of such Debt Securities not inconsistent with the terms of the Indenture.

                  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

                  Except as described under "--Merger, Consolidation or Sale" below or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of Parkway to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving Parkway or any affiliate of Parkway; (ii) a change of control; or
(iii) a reorganization, restructuring, merger or similar transaction involving Parkway that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale" below, Parkway may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of Parkway, that would increase the amount of Parkway's indebtedness or substantially reduce or eliminate Parkway's assets, which may have an adverse effect on Parkway's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of Common Stock and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Stock--Restrictions on Transfer" and "Description of Preferred Shares--Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

                  Reference is made to "--Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of Parkway or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "--Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "--Modification of the Indenture."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

                  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 3.2).

                  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of Parkway, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 3.1, 3.7 and 10.2).

                  Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

                  Subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or Parkway may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 3.5). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by Parkway with respect to any series of Debt Securities, Parkway may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Parkway will be required to maintain a transfer agent in each place of payment for such series. Parkway may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 10.2).

                  Neither Parkway nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on (a) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (b) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed; or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption; or (iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 3.5).

MERGER, CONSOLIDATION OR SALE

                  Parkway may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (i) Parkway shall be the continuing entity or the successor entity (if other than Parkway) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Parkway or any Subsidiary as a result thereof as having been incurred by Parkway or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice of the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and
(iii) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 8.1, 8.2 and 8.3).

CERTAIN COVENANTS

                  Existence. Except as permitted under "--Merger, Consolidation or Sale" above, Parkway is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that Parkway shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 10.6).

                  Maintenance of Properties. Parkway is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Parkway may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that Parkway and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 10.7).

                  Insurance. Parkway is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 10.8).

                  Payment of Taxes and Other Claims. Parkway is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Parkway or any Subsidiary; provided, however, that Parkway shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 10.9).

                  Provision of Financial Information. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of Parkway. Whether or not Parkway is subject to Sections 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, Parkway will, to the extent permitted under the Exchange Act, be required to file with the SEC the annual reports, quarterly reports and other documents which Parkway would have been required to file with the SEC pursuant to such Sections 13 or 15(d) (the "Financial Statements") if Parkway were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which Parkway would have been required so to file such documents if Parkway were so subject. Parkway will also in any event (i) within 15 days of each Required Filing Date (a) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which Parkway would have been required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act if Parkway were subject to such sections and (b) file with the Trustee copies of the annual reports, quarterly reports and other documents which Parkway would have been required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act if Parkway were subject to such sections and (ii) if filing such documents by Parkway with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 10.10).

                  Additional Covenants. Any additional or different covenants of Parkway with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

                  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant of Parkway contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (v) default in the payment of an aggregate principal amount exceeding $1,000,000 of any evidence of recourse indebtedness of Parkway or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Parkway or any Significant Subsidiary, as defined below, or any of their respective property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act")) of Parkway.

                  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to Parkway (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) Parkway shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 5.2). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (b) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 5.8).

                  The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 6.1).

                  The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 5.7). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 5.8).

                  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 6.2). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 5.12).

                  Within 120 days after the close of each fiscal year, Parkway must deliver to the Trustee a certificate, signed by one of several specified officers of Parkway, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

                  Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each such Debt Security affected thereby,
(i) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security;
(iii) change the place of payment,
or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of such Debt Security (Section 9.2).

                  The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by Parkway with certain covenants relating to such series of Debt Securities in the Indenture (Section 10.13).

                  Modifications and amendments of the Indenture will be permitted to be made by Parkway and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to Parkway as obligor under the Indenture; (ii) to add to the covenants of Parkway for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon Parkway in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 9.1).

                  The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;
(ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture; and (iv) Debt Securities owned by Parkway or any other obligor upon the Debt Securities or any affiliate to Parkway or of such other obligor shall be disregarded.

                  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 15.1). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by Parkway or the holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 15.2). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or wavier which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 15.4).

                  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 15.4).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

                  Parkway may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Sections 14.1 and 14.4).

                  The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 3.1 of the Indenture, Parkway may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 14.2) or (ii) to be released from its obligations with respect to such Debt Securities under Sections 10.4 to 10.10, inclusive, of the Indenture (including the restrictions described under "--Certain Covenants" above) and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 14.3), in either case upon the irrevocable deposit by Parkway with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt

Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

                  Such a trust will only be permitted to be established if, among other things, Parkway has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture (Section 14.4).

                  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligations held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

                  Unless otherwise provided in the applicable Prospectus Supplement, if after Parkway has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series: (i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security; or
(ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; (ii) the European Currency Unit as defined and revised from time to time by the Council of the European Community ("ECU"), both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

                  Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

                  In the event Parkway effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "--Events of Default, Notice and Waiver" with respect to Sections 10.4 to 10.10, inclusive, of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of Default. However, Parkway would remain liable to make payment of such amounts due at the time of acceleration.

                  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modification to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

                  The terms and conditions, if any, upon which any of the Debt Securities are convertible into capital stock of or equity interest in Parkway will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the amount of capital stock of or equity interest in Parkway into which the Debt Securities are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Debt Securities or Parkway, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

GLOBAL SECURITIES

                  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF PREFERRED SHARES

GENERAL

                  The Board of Directors of Parkway may classify or reclassify any unissued shares of its capital stock from time to time by setting or altering the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, or terms or conditions of redemption of such shares. As of October 31, 1996 there were no Preferred Shares outstanding.

                  The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation and Bylaws and any applicable articles supplementing the Articles of Incorporation designating terms of a series of Preferred Shares (a "Designating Amendment").

TERMS

                  Subject to the limitations prescribed by the Articles of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Shares and the preference, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications, or terms or conditions of redemption of the Preferred Shares. The Preferred Shares will, when issued, be fully paid and nonassessable by Parkway (except as described under "--Shareholder Liability" below) and will have no preemptive rights.

                  Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms thereof, including:

                  (i)    The title and stated value of such Preferred Shares;

                  (ii) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

                  (iii) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

                  (iv) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

                  (v) The procedures for any auction or remarketing, if any, for such Preferred Shares;

                  (vi) The provision for a sinking fund, if any, for such Preferred Shares;

                  (vii) The provision for redemption, if applicable, of such Preferred Shares;

                  (viii) Any listing of such Preferred Shares on any securities exchange;

                  (ix) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

                  (x) Whether interests in such Preferred Shares will be represented by Depositary Shares;

                  (xi) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

                  (xii) A discussion of U.S. federal income tax considerations applicable to such Preferred Shares;

                  (xiii) The relative ranking of preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Parkway;

                  (xiv) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Parkway; and

                  (xv) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Parkway as a REIT.

RANK

                  Unless otherwise specified in the Prospectus Supplement, the Preferred Shares, will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Parkway, rank (i) senior to all classes or series of Common Stock of Parkway, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by Parkway the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by Parkway the terms of which specifically provide that such equity securities rank senior to the Preferred Shares.

DIVIDENDS

                  Holders of Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors of Parkway, out of assets of Parkway legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of Parkway on such record dates as shall be fixed by the Board of Directors of Parkway.

                  Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of Parkway fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Parkway will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

                  If Preferred Shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of Parkway of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

                  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of Parkway ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of Parkway ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Parkway (except by conversion into or exchange for other capital shares of Parkway ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

REDEMPTION

                  If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of Parkway, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

                  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by Parkway in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of Parkway, the terms of such Preferred Shares may provide that, if no such capital shares have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of Parkway pursuant to conversion provisions specified in the applicable Prospectus Supplement.

                  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of Parkway or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless
(i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, Parkway shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital stock of Parkway ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of Parkway or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

                  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by Parkway and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by Parkway.

                  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of Parkway. Each notice shall state: (i) the redemption date;
(ii) the number of shares and series of the Preferred Shares to be redeemed;
(iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by Parkway in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

                  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Parkway, then, before any distribution or payment shall be made to the holders of any shares of Common Stock or any other class or series of capital shares of Parkway ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of Parkway, the holders of each series of Preferred Shares shall be entitled to receive out of assets of Parkway legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of Parkway. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of Parkway are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred

Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of Parkway ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                  If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of Parkway shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of Parkway with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Parkway, shall not be deemed to constitute a liquidation, dissolution or winding up of Parkway.

VOTING RIGHTS

                  Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

                  Whenever dividends on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of Parkway at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of Parkway will be increased by two directors.

                  Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, Parkway will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of Parkway into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Articles of Incorporation or the Designating Amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holder thereof; provided, however, as to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, Parkway may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (a) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares; or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

                  Under Maryland law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Shares will be entitled to vote upon any proposed amendment to the Articles of Incorporation if the amendment would change the contract rights of such shares as expressly set forth in the Articles of Incorporation.

CONVERSION RIGHTS

                  The terms and conditions, if any, upon which any series of Preferred Shares are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Preferred Shares or Parkway, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

SHAREHOLDER LIABILITY

                  As discussed below under "Description of Common
Stock--General," applicable Maryland law provides that no stockholder, including holders of Preferred Shares, will be personally liable for the acts and obligations of Parkway and that the funds and property of Parkway will be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

                  As discussed below under "Description of Common Stock--Restrictions on Transfer," for Parkway to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist Parkway in meeting this requirement, Parkway may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of Parkway's outstanding equity securities, including any Preferred Shares of Parkway. Therefore, the Designating Amendment for each series of Preferred Shares may contain provisions restricting the ownership and transfer of the Preferred Shares. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Shares.

REGISTRAR AND TRANSFER AGENT

                  The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

                  Parkway may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among Parkway, the depositary named therein (a "Preferred Shares Depositary"), and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

                  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by Parkway to a Preferred Shares Depositary, Parkway will cause such Preferred Shares Depositary to issue, on behalf of Parkway, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from Parkway upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

                  A Preferred Shares Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Shares Depositary.

                  In the event of a distribution other than in cash, a Preferred Shares Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Shares Depositary, unless such Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case such Preferred Shares Depositary may, with the approval of Parkway, sell such property and distribute the net proceeds from such sale to such holders.

                  No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Shares which have been converted or exchanged.

WITHDRAWAL OF STOCK

                  Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the applicable Preferred Shares Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

                  Whenever Parkway redeems Preferred Shares held by a Preferred Shares Depositary, such Preferred Shares Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided Parkway shall have paid in full to such Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Shares. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by Parkway that preserves the REIT status of Parkway.

                  From and after the date fixed for redemption, all dividends in respect of the Preferred Shares so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Shares Depositary.

VOTING OF THE PREFERRED SHARES

                  Upon receipt of notice of any meeting at which the holders of the applicable Preferred Shares are entitled to vote, a Preferred Shares Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct such Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. Such Preferred Shares Depositary will be required to vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and Parkway will agree to take all reasonable action which may be deemed necessary by such Preferred Shares Depositary in order to enable such Preferred Shares Depositary to do so. Such Preferred Shares Depositary will be required to abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Shares Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Shares Depositary.

LIQUIDATION PREFERENCE

                  In the event of the liquidation, dissolution or winding up of Parkway, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

                  The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of Parkway. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Shares Depositary with written instructions to such Preferred Shares Depositary to instruct Parkway to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other Preferred Shares or other shares of stock, and Parkway will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by Parkway equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

                  Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Shares and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between Parkway and the applicable Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

                  A Deposit Agreement will be permitted to be terminated by Parkway upon not less than 30 days' prior written notice to the applicable Preferred Shares Depositary if (i) such termination is necessary to preserve Parkway's status as a REIT or (ii) a majority of each series of Preferred Shares affected by such termination consents to such termination, whereupon such Preferred Shares Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Shares Depositary with respect to such Depositary Receipts. Parkway will agree that if a Deposit Agreement is terminated to preserve Parkway's status as a REIT, then Parkway will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of Parkway and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares; or (iii) each share of the related Preferred Shares shall have been converted into stock of Parkway not so represented by Depositary Shares.

CHARGES OF A PREFERRED SHARES DEPOSITARY

                  Parkway will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, Parkway will pay the fees and expenses of a Preferred Shares Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

                  A Preferred Shares Depositary will be permitted to resign at any time by delivering to Parkway notice of its election to do so, and Parkway will be permitted at any time to remove a Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

                  A Preferred Shares Depositary will be required to forward to holders of Depositary Receipts any reports and communications from Parkway which are received by such Preferred Shares Depositary with respect to the related Preferred Shares.

                  Neither a Preferred Shares Depositary nor Parkway will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of Parkway and Preferred Shares Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Shares represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither Parkway nor any applicable Preferred Shares Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. Parkway and any Preferred Shares Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

                  In the event a Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and Parkway on the other hand, such Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from Parkway.

                           DESCRIPTION OF COMMON STOCK

GENERAL

                  Parkway is authorized to issue up to 69,424,000 shares of Common Stock. As of October 31, 1996, Parkway had issued or reserved for issuance 4,539,528 shares of Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the directors out of funds legally available therefor. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable and have equal voting, distribution and liquidation rights. Shares of Common Stock are not subject to call or redemption; provided, however, if the Parkway Board of Directors determines that the direct or indirect ownership of Common Stock has or may become concentrated to an extent which threatens Parkway's status as a REIT, the Board of Directors may call for the redemption of a number of shares of Common Stock.

                  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock have no cumulative voting rights. Additionally, subject to the rights of holders of Preferred Shares, holders of Common Shares are entitled to receive such dividends as may be declared from time to time by the directors out of funds legally available therefor.

                  The Common Stock currently outstanding is listed for trading on the NYSE under the symbol "PKY." Parkway will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement, and Parkway anticipates that such shares will be so listed.

                  Under Maryland law, stockholders are generally not liable for Parkway's debts or obligations. If Parkway is liquidated, subject to the right of any holders of Preferred Shares, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of Parkway.

PROVISIONS OF PARKWAY'S ARTICLES OF INCORPORATION AND BYLAWS

                  Parkway's Articles of Incorporation provide that the number of directors will be ten, which number may be increased or decreased pursuant to Parkway's Bylaws. All ten positions on the Board of Directors are filled by the vote of the stockholders at the annual meeting. Stockholders do not have cumulative voting rights in the election of directors. Stockholders are entitled to one vote for each share of Common Stock held by them.

OTHER MATTERS

                  The transfer agent and registrar for the Common Stock is KeyCorp Shareholder Services, Inc., Cleveland, Ohio.

RESTRICTIONS ON TRANSFER

                  Ownership Limits. For Parkway to qualify as a REIT under the Code, no more than 50% in value of its outstanding Common Stock may be owned, actually and constructively under the applicable attribution provisions of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Because Parkway may elect to be treated as a REIT, the Articles of Incorporation contain restrictions on the acquisition of Common Stock intended to ensure compliance with these requirements.

                  Pursuant to the provisions of the Articles of Incorporation, if a transfer of stock occurs whereby any person would own, beneficially or constructively, in excess of 9.8 percent of the outstanding capital stock of Parkway (excluding shares of Excess Stock), then such amount in excess of the
9.8 percent limit shall automatically be converted into shares of Excess Stock and any such transfer will be void ab initio. However, such restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of capital stock of Parkway are traded, provided that certain transactions may be settled by providing shares of Excess Stock.

                  Each stockholder shall, upon request by Parkway, furnish such information that Parkway may reasonably request in order to determine Parkway's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

                  The foregoing ownership limitations may have the effect of precluding acquisition of control of Parkway without the consent of the Board of Directors.

                  Special Voting Requirements for Certain Business Combinations. Pursuant to Maryland law, Parkway is governed by special procedures that apply to certain business combinations between a corporation and interested stockholders. The purpose of such provisions is to protect the corporation and its stockholders against hostile takeovers by requiring that certain criteria are satisfied. These criteria include prior approval by the board of directors, prior approval by a majority or supermajority vote of disinterested stockholders and requirements that a "fair price" be paid to the disinterested stockholders.

                  Maryland law provides that a Maryland corporation may not engage in any "business combination" with any "interested stockholder." An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, ten percent or more of the outstanding voting stock of a Maryland corporation. Unless an exemption applies, Parkway may not engage in any business combination with an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination unless it is recommended by the board of directors and approved by the affirmative vote of at least (i) eighty percent of the votes entitled to be cast by the holders of all outstanding voting stock of Parkway, voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than voting stock held by the interested stockholder. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by the board of directors of the corporation prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by the stockholders in exchange for the corporation's stock, the voting requirements do not apply if certain "fair price" conditions are met.

                  Control Share Acquisitions. Maryland law provides for the elimination of the voting rights of shares held by any person who makes a "control share acquisition" except to the extent that such acquisition is exempt or is approved by at least two-thirds of all votes entitled to be cast on the matter, excluding shares of capital stock owned by the acquirer or by officers or directors who are employees of the corporation whose shares were acquired. A "control share acquisition" is the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, shares of voting stock ("control shares") that would, if aggregated with all other voting stock owned by such person, entitle such person to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of voting power.

                  A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved.

                  If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition. The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction.

                  Supermajority Votes. The Articles of Incorporation provide that (i) no term or provision of the Articles of Incorporation may be added, amended or repealed in any respect which, in the determination of the Board of Directors, cause Parkway not to qualify as a REIT under the Code; (ii) the sections of the Articles of Incorporation concerning the removal of directors, amendment of the Bylaws, the indemnification of agents and limitation of liability of directors and officers and the section concerning special stockholder vote requirements shall not be amended or repealed; and (iii) no provision imposing cumulative voting in the election of directors may be added to the Articles of Incorporation, except, in addition to any vote required by the terms of then outstanding Preferred Stock, upon the affirmative vote of the holders of not less than eighty percent of all votes entitled to be cast on the matter.

                        FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

                  The following discussion summarizes certain Federal income tax considerations that may be relevant to a prospective stockholder of Parkway. This discussion is based on current law. The discussion is not exhaustive of all possible tax considerations and does not discuss any state, local or foreign tax considerations. It also does not discuss all of the aspects of Federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

                  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN

ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

                  General. Subject to its eligibility to do so, Parkway intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code effective January 1, 1997. Parkway's qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. No assurances, however, can be given that Parkway will be eligible to make such election, and, if it does that all benefits potentially arising from such an election will be realized. See "--Failure to Qualify" below.

                  The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

                  If Parkway qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, Parkway will be subject to Federal income tax in the following circumstances. First, Parkway will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, the company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Parkway has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Parkway has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Parkway should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or 95% test, multiplied by a fraction intended to reflect its profitability. Sixth, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior years, Parkway would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Parkway acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Parkway's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Parkway recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by Parkway over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in IRS regulations that have not yet been promulgated). This tax will also apply to built-in gain on the disposition of assets owned by Parkway at the time of its election of REIT status, for the ten year period following such election.

                  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(iii) which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. Parkway's Articles contain restrictions regarding the transfer of its shares that are intended to assist it in satisfying the share ownership requirements described in (v) and (vi) above. See "Risk Factors -- Possible Ownership Restrictions."

                  In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Parkway's taxable year is the calendar year.

                  Income Tests. In order to maintain qualification as a REIT, three gross income requirements must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property

(including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

                  Rents received by Parkway will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if Parkway, or an owner of 10% or more of Parkway, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Parkway generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom Parkway derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Parkway are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Parkway believes that all services that are provided to its tenants will be considered "usually or customarily" rendered in connection with the rental of comparable properties. Further, any noncustomary services will be provided only through qualifying independent contractors.

                  If Parkway fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if its failure to meet such tests was due to reasonable cause and not due to willful neglect, Parkway attaches a schedule of the sources of its income to its return, and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Parkway would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

                  Asset Tests. At the close of each quarter of its taxable year, Parkway must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Parkway's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year purchased with the proceeds of a stock or debt offering of the company), cash, cash items and government securities. Second, not more than 25% of Parkway's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Parkway may not exceed 5% of the value of Parkway's total assets, and Parkway may not own more than 10% of any one issuer's outstanding voting securities. The 5% test must generally be met for any quarter in which a REIT acquires securities of an issuer.

                  Annual Distribution Requirements. Parkway, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Parkway timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Parkway does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

                  Parkway intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the company, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at Parkway's taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, Parkway may arrange for short-term, or possible long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, Parkway may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

                  Under certain circumstances, Parkway may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in Parkway's deduction for dividends paid for the earlier year. Thus,

Parkway may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

                  Failure to Qualify. If Parkway fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, Parkway will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Parkway fails to qualify will not be deductible by it, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Parkway also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Parkway would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

                  Taxation of Taxable Domestic Stockholders. As long as Parkway qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Parkway's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholders. In addition, any dividend declared by the company in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Parkway and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Parkway.

                  In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from Parkway required to be treated by such stockholder as long-term capital gain.

                  Backup Withholding. Parkway will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide Parkway with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, Parkway may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the company.

                  Taxation of Foreign Stockholders and Tax-Exempt Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders as well as U.S. tax-exempt stockholders are complex, and no attempt will be made herein to review these rules. Prospective stockholders who fall within these categories should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the shares, including any reporting requirements.

                  State and Local Taxes. Parkway and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to Parkway's operations and distributions). The state and local tax treatment of Parkway and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Securities.

                              PLAN OF DISTRIBUTION

                  Parkway may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

                  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

                  In connection with the sale of Securities, underwriters may receive compensation from Parkway or for purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from Parkway and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Parkway will be described, in the Prospectus Supplement.

                  Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any Securities sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. Parkway may elect to list any series of Debt Securities, Preferred Shares or Depositary Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

                  Under agreements Parkway may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Parkway against certain liabilities, including liabilities under the Securities Act.

                  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, Parkway in the ordinary course of business.

                  If so indicated in the applicable Prospectus Supplement, Parkway will authorize underwriters or other persons acting as Parkway's agents to solicit offers by certain institutions to purchase Securities from Parkway pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Parkway. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                     EXPERTS

                  The consolidated financial statements of The Parkway Company (Parkway Properties, Inc.'s predecessor) included in The Parkway Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein and incorporated by reference herein. Such financial statements are incorporated herein by reference in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

                  The legality of the Securities will be passed upon for Parkway by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The following table sets forth the various expenses in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission ("SEC") registration fee.

                  SEC Registration Fee.............................$

                  Blue Sky fees and expenses.......................       *

                  Printing and engraving expenses..................       *

                  Legal fees and expenses..........................       *

                  Accounting fees and expenses.....................       *

                  Miscellaneous....................................       *
                                                                      __________

                           Total...................................$      *
                                                                      ==========

_____________

*   To be filed by amendment.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Parkway's Articles of Incorporation contain a provision authorizing Parkway to indemnify, to the fullest extent permitted by Maryland law, its directors and officers, whether serving Parkway or, at its request, any other entity. Additionally, the Articles of Incorporation provide that to the fullest extent permitted by Maryland law, no director or officer shall be liable to Parkway or its stockholders for money damages.

                  Section 2-418 of the Maryland General Corporation Law (the "Indemnification Statute"), the law of the state in which Parkway is organized, empowers a company, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys' fees, judgments, penalties, fines, settlements and expenses, actually and reasonably incurred by them in any suit or proceeding to which they are parties unless the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, or the director received an improper personal benefit or, with respect to a criminal action or proceeding, the director had no reasonable cause to believe their conduct was unlawful.

                  Parkway has entered into an indemnification agreement (the "Indemnification Agreement") with each of its directors and officers, and the Board of Directors has authorized Parkway to enter into an Indemnification Agreement with each of the future directors and officers of Parkway. The Indemnification Statute permits a corporation to indemnify its directors and officers. However, the protection that is specifically afforded by the Indemnification Statute authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

                  The Indemnification Agreement provides that Parkway shall indemnify a director or officer who is a party to the agreement (the "Indemnitee") if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of Parkway, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by the Indemnification Agreement. This is similar to the indemnification provided by the Indemnification Statute except that indemnification is not available under the Indemnification Agreement to the Indemnitee who pays any amount in settlement of a proceeding without Parkway's written consent.

ITEM 16.    EXHIBITS.

            The following exhibits are filed herewith (or incorporated by reference):

(4)         Form of Indenture, to be filed by amendment.

(5) Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered, to be filed by amendment.

(12)        Statement regarding computation of ratios, filed herewith.

(23)(a)     Consent of Ernst & Young LLP, filed herewith.

    (b) Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to Exhibit 5).

(24)        Powers of Attorney, located on page II-5.

(25)        Statement of eligibility of trustee, to be filed by amendment.

ITEM 17.    UNDERTAKINGS.

            (a)  The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                              (i)   To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities
Act");

                              (ii)  To reflect in the prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                               (iii)  To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            (d)  The undersigned Registrant hereby undertakes that:

                       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form or prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------

                  Pursuant to the requirements of the Securities of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi as of the 20th day of November 1996.

                                            PARKWAY PROPERTIES, INC.

                                            By /s/ Steven G. Rogers
                                              ---------------------------------
                                                  Steven G. Rogers
                                                  Director, President and
                                                  Chief Operating Officer

                                POWER OF ATTORNEY
                                -----------------

                  Each person whose signature appears below hereby constitutes and appoints each of Steven G. Rogers and Sarah P. Clark his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities indicated and on the dates indicated.

         SIGNATURE                          TITLE                     DATE

/s/ Leland R. Speed              Director and Chief Executive         November 20, 1996
---------------------------      Officer
Leland R. Speed

/s/ Steven G. Rogers             Director, President and Chief        November 20, 1996
---------------------------      Operating Officer
Steven G. Rogers

/s/ Sarah P. Clark               Vice President, Chief Financial      November 20, 1996
----------------------------     Officer, Treasurer and Secretary
Sarah P. Clark

/s/ Daniel C. Arnold             Director                             November 14, 1996
----------------------------
Daniel C. Arnold

/s/ George R. Farish             Director                             November 15, 1996
----------------------------
George R. Farish

/s/ Roger P. Friou               Director                             November 14, 1996
----------------------------
Roger P. Friou

/s/ Joe F. Lynch                 Director                             November 18, 1996
----------------------------
Joe F. Lynch

/s/ C. Herbert Magruder          Director                             November 14, 1996
----------------------------
C. Herbert Magruder

/s/ W. Lincoln Mossop, Jr.       Director                             November 14, 1996
----------------------------
W. Lincoln Mossop, Jr.


231930